SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 4, 2005

Beckman Coulter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10109	95-104-0600
(State of Incorporation	(Commission File Number)	(IRS Employer Identification No.

4300 N. Harbor Boulevard
Fullerton, California 92834-3100

(Address of principal executive offices) (Zip Code)

(714) 871-4848

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 4, 2005, Beckman Coulter, Inc. (“Beckman Coulter”) and Gopal Savjani, Rajen Savjani, and Anish Savjani (the “Sellers”) entered into a Stock Purchase Agreement (the “Agreement”) providing for Beckman Coulter to purchase all of the issued and outstanding shares of stock in Diagnostic Systems Laboratories, Inc. ( “Diagnostic Systems Laboratories”). Diagnostic Systems Laboratories is a leading provider of specialty immunoassays, including proprietary technology for reproductive endocrinology and cardiovascular risk assessment.

The Agreement provides that the closing date for the transaction will occur on October 11, 2005, or such other date agreed to by the parties, subject to the satisfaction of specified conditions. At the closing, Beckman Coulter will pay the Sellers $138 Million less the amount of certain indebtedness of Diagnostic Systems Laboratories as of the closing date. The purchase price is also subject to adjustment if the stockholder’s equity, calculated as described in the Agreement, exceeds or is below a specified amount.

In addition, $10 Million of the purchase price is to be paid into an escrow account to be used to satisfy claims for indemnification and for payment of any stockholders equity deficiency. With respect to stockholders equity deficiencies, the Agreement specifies that the Sellers are to pay any deficiencies directly to Beckman Coulter. However, if the Sellers fail to make the required payments, then Beckman Coulter may recover the amount due from the escrow account and the Sellers must then reimburse the escrow account for any amounts withdrawn. Escrow funds remaining in the escrow at the end of eighteen months from the date of the Agreement in excess of $6 Million, less the aggregate amount of outstanding claims, are to be released to the Sellers. The remaining escrow funds, less the aggregate amount of outstanding claims, are to be released to the Sellers on the third anniversary of the Agreement.

The Agreement contains representations and warranties, creates indemnification obligations, provides for termination of the Agreement, contains closing conditions, and contains other terms and conditions which Beckman Coulter considers typical for this type of agreement. As a condition of the closing, each of the Sellers is required to enter into a noncompetition agreement. At the closing, Beckman Coulter will enter into a lease for certain premises located in Webster, Texas which are currently occupied by Diagnostic Systems Laboratories and which are owned by Savjani, Inc. Gopal Savjani is the principal of Savjani, Inc.

The Agreement contains representations, warranties, covenants and other agreements, which are qualified by information contained in confidential disclosure schedules that Beckman Coulter received in connection with the execution of the Agreement.  The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties, covenants and other agreements set forth in the Agreement.  Although certain of the information contained in the disclosure schedules may be non-public, Beckman Coulter does not believe that this information is required to be publicly-disclosed under the Federal securities laws.  Moreover, certain of these representations, warranties, covenants and other agreements may not be accurate or complete as of a specific date because they are subject to a contractual standard of materiality that may be different from the standard generally applied under the Federal securities laws or were used for the purpose of allocating risk between Beckman Coulter and the Sellers rather than establishing matters as facts.  Finally, information concerning the subject matter of these representations, warranties, covenants and other agreements may have changed since the date of the Agreement, which may or may not be fully-reflected in Beckman Coulter’s public disclosures. Accordingly, you should not rely on these representations, warranties, covenants and other agreements as statements of fact.

Item 8.01 Other Events

On October 7, 2005, Beckman Coulter issued a press release announcing its entry into an agreement to acquire Diagnostic Systems Laboratories, Inc.

EXHIBIT INDEX

Exhibits

Exhibit 99.1 – Press Release dated October 7, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 7, 2005

BECKMAN COULTER, INC.

	By:	/s/ Jack E. Sorokin
Name: Jack E. Sorokin
Title: Assistant General Counsel